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                      September 3, 2020

       Edward Sitar
       Chief Financial Officer
       9 Meters Biopharma, Inc.
       8480 Honeycutt Road, Suite 120
       Raleigh, North Carolina 27615

                                                        Re: 9 Meters Biopharma,
Inc.
                                                            Form 10-Q for
Fiscal Quarter Ended June 30, 2020
                                                            Filed August 13,
2020
                                                            File No. 001-37797

       Dear Mr. Sitar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences